Exhibit 99.(d)(21)(iii)

MODEL SUB-ADVISORY AGREEMENT

AGREEMENT made by and between NOMURA INVESTMENTS FUND ADVISERS, a series of NOMURA INVESTMENT MANAGEMENT BUSINESS TRUST (the “Sub-Adviser”) and VAN ECK ASSOCIATES CORPORATION (“VanEck”) (the Sub-Adviser and VanEck. each a “Party” and collectively the Parties’’).

WITNESSETH:

WHEREAS, BRINKER CAPITAL DESTINATIONS TRUST (the “Trust’’) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, DESTINATIONS REAL ASSETS FUND (the “Fund”) is a series of the Trust; and

WHEREAS, ORION PORTFOLIO SOLUTIONS, LLC, a limited liability company organized and existing under the laws of the State of Nebraska, d.b.a. Brinker Capital lnvestments (the “Investment Manager”) and the Trust, on behalf of the Fund, have entered into an agreement (the “Investment Management Agreement’’) whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager has retained the Sub-Adviser pursuant to an Investment Sub-Advisory Agreement (the “Investment Sub-Advisory Agreement”) to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager, the Sub-Adviser, and VanEck are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act’’), and engage in the business of providing investment advisory services; and

WHEREAS, the Sub-Adviser desires to retains VanEck to render investment advisory and other services with respect to that portion of the Fund as the Sub-Adviser shall from time to time allocate to VanEck (the “Managed Portion”) in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the Parties hereto intending to be legally bound, it is agreed as follows:

1. (a) VanEck will provide: (i) a list of VanEck’s recommended investments for the assets of the Managed Portion of the Fund corresponding to the Fund’s investment style or methodology as provided by the Investment Manager or Sub-Adviser from time to time; and (ii) recommended weightings as to each such investment on such list (the “Model Portfolio”);

(b) VanEck will select portfolio securities for the Model Portfolio in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as the same may be hereafter modified, amended and/or supplemented from time to time (hereinafter referred to as the “Prospectus and SAI”), and such other limitations as the Fund may impose (collectively, the “Nondiscretionary Investment

Guidelines”) by providing reasonable advance written notice to the Sub-Adviser pursuant to the Investment Sub-Advisory Agreement (and Sub-Adviser will in tum provide such notice to VanEck), subject always to the supervision and control of the Investment Manager, the Sub-Adviser and the Board of Trustees (the “Board” or the “Trustees”)

(c) The Model Portfolio shall be sent by VanEck to the Sub-Adviser in accordance with the operational procedures (the “Operational Procedures”) set forth on Exhibit B attached hereto. The Operational Procedures may be amended by the Sub-Adviser, in its sole and absolute discretion, from time to time upon reasonable prior written notice to VanEck. Such amended Operational Procedures are incorporated by reference herein.

(d) If VanEck is unable to comply with the Nondiscretionary Investment Guidelines or Operational Procedures within the timelines established, it must promptly notify the Sub-Adviser so that jt may resolve that inability to comply.

(e) The Sub-Adviser will make all actual decisions as to what securities to purchase, hold and sell on behalf of the Fund with respect to the Managed Portion, and VanEck is not authorized to place any orders for the execution of securities or other transactions for or on behalf of the Fund. At the reasonable request of the Sub-Adviser, VanEck shall consult with the Sub-Adviser with respect to any recommendation or change made by VanEck in the Model Portfolio. Other than VanEck’s responsibilities to make the recommendations contained in the Model Portfolio, deliver the Model Portfolio to the Sub-Adviser, and provide such other information, reports, records or advice that is reasonably requested by the Investment Manager or Sub-Adviser or expressly described herein, VanEck shall have no other investment-related responsibilities.

(f) VanEck will seek to ensure that the Model Portfolio’s is continuously in compliance with the Nondiscretionary Investment Guidelines.

(g) VanEck will furnish the Board with such information and reports regarding VanEck’s activities in the performance of its duties and obligations under this Agreement as the Investment Manager or Sub-Adviser reasonably deems appropriate or as the Board may reasonably request including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable federal and state laws and regulations and Trust policies and procedures.

(h) VanEck shall provide information as reasonably requested by the Investment Manager, the Sub-Adviser or the Board to assist them or their delegate in the determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating a Fund’s net asset value in accordance with procedures and methods established by the Board.

(i) Except as otherwise required under the terms of this Agreement, VanEck shall not consult with any other sub-adviser of the Fund or of any fund that is an “affiliated person” of the Fund concerning transactions for the Fund in securities or other assets. In no instance will any portfolio securities of the Fund be purchased from, or sold to, the Investment Manager, the Sub-Adviser, VanEck, the Trust’s principal underwriter, or any affiliated persons of the Trust, the Investment Manager, the Sub-Adviser, VanEck or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (the “SEC”) and the J940 Act, including Rule 17a-7 thereunder. VanEck acknowledges that the Investment Manager, the Sub-Adviser and the Trust may rely on Rule 17a-7. Rule 17a-lO, Rule IOf-3. Rule 12d3-l and Rule 17e-1 under the 1940 Act.

(j) In furnishing services hereunder, VanEck shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time; (ii) the Trust’s By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; (iii) the Fund’s Prospectus and SAI; (iv) the 1940 Act and the Advisers Act and the rules under each and all other federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust’s compliance policies and procedures adopted from time to time by the Board for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-l(e)(l) under the 1940 Act) (together, the “Trust Compliance Procedures”) and any other Trust policies and procedures adopted from time to time by the Board; and (vi) the written instructions of the Investment Manager or Sub-Adviser. The Sub-Adviser agrees to provide VanEck with current copies of the Trust’s and the Fund’s documents mentioned above and all changes made to such documents.

(k) VanEck shall assist the Fund in the preparation of the Trust’s registration statement, the Prospectus and SAI, shareholder reports and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”), and shall provide the Fund with disclosure for use in the Fund’s Regulatory Filings, including, without limitation, disclosure related to VanEck’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. VanEck shall provide such certifications regarding the Fund as the Trust’s officers may reasonably request for purposes of the preparation of any Regulatory Filings.

(l) VanEck hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. VanEck shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent of the Trust.

2. (a) Pursuant to the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto.

(b) Directors, officers and employees of VanEck may be directors, officers and employees of other funds that have employed VanEck as sub-adviser or investment manager.

(c) Except for expenses specifically assumed or agreed to be paid by VanEck pursuant hereto, VanEck shall not be liable for any expenses of the Investment Manager, the Sub-Adviser or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. VanEck will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

3. As compensation for the services to be rendered to the Sub-Adviser and the Trust for the benefit of the Fund by VanEck under the provisions of this Agreement, the Sub-Adviser shall pay to VanEck a fee as provided in Schedule A attached hereto.

4. The services to be rendered by VanEck to the Sub-Adviser and the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and VanEck shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. (a) Subject to the limitation set forth in Paragraph 4, VanEck, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b) The Sub-Adviser shall not, and will seek to ensure that the Investment Manager,, the Trust and the Fund do not, use the name, logo, insignia, or other identifying mark of VanEck or any of its affiliates in any prospectus, sales literature or other materials distributed to third parties without prior written approval by VanEck, which may not be unreasonably withheld; provided, however, that VanEck hereby approves all uses of its name which merely refer in accurate terms to the appointment of VanEck hereunder or which are required by the SEC or a state securities commission . Upon termination of this Agreement, the Sub-Adviser shall, and will seek to ensure that the Investment Manager, Trust and Fund, to the extent applicable and as soon as is reasonably possible, cease to use VanEck’s name, logo, insignia, or other identifying mark.

(c) VanEck shall not use the Investment Manager’s or Sub-Adviser’s name (or that of any affiliate of the Investment Manager or Sub-Adviser) or otherwise refer to the Investment Manager or Sub-Adviser in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Investment Manager or Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, VanEck, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark, derivative and/or logo of the Investment Manager, the Sub-Adviser, the Trust and the Fund.

6. (a) Except in the case of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as the model provider to the Sub-Adviser of the Trust on behalf of the Fund, neither VanEck nor any of its officers, directors, employees or agents shall be liable to the Trust, the Fund, the Investment Manager, the Sub-Adviser or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. In no event shall VanEck be liable for any indirect, special, incidental, punitive or consequential damages, except to the extent such damages arise out of VanEck’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement. VanEck makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Managed Portion or the Fund, or that the Managed Portion or the Fund will perform comparably with any standard or index, including other clients of VanEck, whether public or private.

(b) The Sub-Adviser shall indemnify VanEck and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or the Fund) (collectively, “VanEck Related Persons”) to the fullest extent permitted by Jaw against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable and documented expenses, including attorneys’ fees, (collectively “Losses”) incurred by VanEck or VanEck Related Persons arising from or in connection with this Agreement or the performance by VanEck or VanEck Related Persons of its or their duties hereunder so long as such Losses arise out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Sub-Adviser or the Trust by VanEck or VanEck Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of VanEck or a VanEck Related Person in the performance of any of its duties under, or in connection with, this Agreement

(c) VanEck shall indemnify the Sub-Adviser and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively, “Sub-Adviser Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Sub-Adviser or Sub-Adviser Related Persons arising from or in connection with this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of VanEck’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading. if such statement or omission was made in reasonable reliance upon information furnished to the Sub-Adviser or the Trust by VanEck or a VanEck Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or an Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

9. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. Th.is Agreement shall continue in effect for a period of two (2) years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or “interested persons” of the Trust, the Fund, or any party hereto, in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) This Agreement may be terminated by the Investment Manager, Sub-Adviser or the Trust at any time, without the payment of a penalty, on written notice to VanEck of the Investment Manager’s, the Sub-Adviser’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. VanEck may terminate this Agreement at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Investment Manager, the Sub-Adviser and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the Parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination, (ii) the obligation of the Sub-Adviser to pay to VanEck the fee provided in Paragraph 3 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 6 hereof. This Agreement shall automatically terminate in the event of its assignment This Agreement shall automatically terminate upon the termination of the Investment Management Agreement or the Investment Sub-Advisory Agreement.

10. Any information and advice furnished pursuant to or in furtherance of this Agreement to others, including material non-public information with respect to the Fund (which includes the portfolio holdings of the Fund), shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by Jaw, rule or regulation. Notwithstanding the foregoing. information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction;
(v)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);
(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party; or
(vii)	has been or is independently developed or obtained by the receiving party.

VanEck shall not disclose any “nonpublic personal information” (as such tennis defined in Regulation S-p, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager or Sub-Adviser to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

11. VanEck represents, warrants and agrees that:

(a) VanEcK (i) is registered as an investment adviser under the Advisers Act and wi11 continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager and Sub-Adviser of the occurrence of any event that would disqualify VanEck from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. VanEck will also promptly notify the Fund, the Investment Manager and the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(b) VanEck has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and will provide the Investment Manager, the Sub-Adviser and the Board with copies of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule I7j-l, VanEck shall certify to the Investment Manager and the Sub-Adviser that VanEck has complied in all material respects with the requirements of Rule I7j-1 during the previous year and that there has been no material violation of VanEck’s code of ethics relating to the services VanEck performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager or the Sub-Adviser, VanEck shall provide to the Investment Manager, its employees or its agents all information required by Rule l 7j-l (c){l) relating to the approval by the Fund’s Board of Trustees of VanEck’s code of ethics relating to the services VanEck performs under this Agreement

(c) VanEck has provided the Trust, the Investment Manager and the Sub-Adviser with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Fonn ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Investment Manager at least annually. Such amendments shall reflect all changes in VanEck’s organizational structure, professional staff or other significant developments affecting VanEck, as required by the Advisers Act

(d) VanEck will notify the Trust, the Investment Manager and the Sub-Adviser of any assignment of this Agreement or change of control of VanEck, as applicable, and any changes in the key personnel who are responsible for constructing and maintaining the Model Portfolio for the Managed Portion prior to such change, as reasonably practicable, or promptly thereafter to the extent it is not reasonably practicable. VanEck agrees to bear all reasonable and documented expenses of the Fund directly arising out of an assignment or change in control of VanEck. In the event that there is a proposed change in control of VanEck that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the J940 Act or any rule or regulation thereunder, VanEck agrees to assume all reasonable costs associated with soliciting shareholders of the Fund to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of VanEck shall occur following either: (i) receipt by the Investment Manager and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (ii) the adoption of proposed Rule l 5a-5 under the 1940 Act, VanEck agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule l 5a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if VanEck shall resign, VanEck agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a proxy statement and soliciting materials or an Information Statement, as applicable.

(e) VanEck agrees to maintain commercially reasonable errors and omissions or professional liability insurance coverage consistent with industry standards.

(f) VanEck has implemented policies and procedures that will prevent the disclosure by VanEck, its employees or agents of the Fund’s portfolio holdings to any person or entity other than the Investment Manager, the Sub-Adviser, the Trust’s custodian, or other persons expressly designated by the Investment Manager.

12. Additional Representations:

(a) The Sub-Adviser represents, warrants and agrees that it: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify VanEck of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) The Sub-Adviser represents, warrants and agrees that to its knowledge the Investment Manager: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;(ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to perform the services contemplated by this Agreement; and (v) will promptly notify VanEck of the occurrence of any event that would disqualify the Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. Additionally, the Sub-Adviser represents and warrants that it has obtained appropriate assurances that each Fund meets all applicable qualifications, including but not limited to being a qualified institutional buyer under Rule 144A under the Securities Act of 1933, as amended, an eligible person under CFTC regulations, and an eligible contract participant under the Commodity Exchange Act, as applicable to such Fund’s investment strategy and operations.

13. This Agreement shall extend to and bind the successors of the Parties hereto.

14. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. All written notices, requests or other communications to any entity hereunder shall be given to the following addresses and electronic mail addresses, or such other address and telecopy number communicated to the other entities from time to time:

If to VanEck:	Van Eck Associates Corporation
666 Third Avenue, 9th Floor
New York, NY 10017
legalnotices@vaneck.com
with a copy to General Counsel at same address

If to the Fund:	Brian Ferko
1055 Westlakes Drive
Berwyn, PA 19312
Email: brian.ferko@orion.com

With a copy to:
John J. O’Brien
Morgan, Lewis & Bockius LLP 2222 Market Street
Philadelphia, PA 19103
Email: john.obrien@morganlewis.com

If to the Investment Manager:	Brian Ferko
1055 Westlakes Drive
Berwyn, PA 19312
Email: brian.ferko@orion.com

With a copy to:
John J. O’Brien
Morgan, Lewis & Bockius LLP 2222 Market Street
Philadelphia, PA 19103
Email: john.obrien@morganlewis.com

If to the Sub-Adviser:	Shawn Lytle
610 Market Street
Philadelphia, PA 19106;
with a copy to General Counsel at same address

16. For the purposes of this Agreement, the terms ‘‘vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized office.rs and duly attested as of the 1st day of December, 2025.

VAN ECK ASSOCIATES CORPORATION	NOMURA INVESTMENTS FUND ADVISERS,
a series of NOMURA INVESTMENT MANAGEMENT BUSINESS TRUST

	By:	/s/ Laura I. Martinez
	Name:	Laura I. Martinez
	Title:	VP & AGC

Acknowledged by:

BRINKER CAPITAL DESTINATIONS TRUST,
on behalf of Destinations Real Assets Fund

	By:	/s/ Brian Ferko
	Name:	Brian Verko
	Title:	President & CEO

ORION PORTFOLIO SOLUTIONS, LLC,
D.b.a. Brinker Capital Investments

	By:	/s/ Kylee Beach
	Name:	Kylee Beach
	Title:	General Counsel & Secretary

SCHEDULE A

TO

MODEL SUB-ADVISORY AGREEMENT

FEE SCHEDULE

The compensation payable to VanEck for its services hereunder, pursuant to Paragraph 3 of the Sub-Advisory Agreement, shall be calculated and paid as follows in regards to the Destinations Real Assets Fund:

The total fee will be the following percentage (on an annual basis) of the average daily net assets within the Managed Portion(s) sub-advised by VanEck:

[Redacted]

The fee shall be payable on the Managed Portion’s average daily net assets monthly to VanEck on or before the fifteenth (15th) day of the next succeeding calendar month, subject to Sub-Adviser receiving an invoice from VanEck within the timeframe described below. If this Agreement becomes effective or terminates before the end of any month, the sub-advisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

Each month, the Sub-Adviser will provide VanEck with a worksheet that sets forth its computation of such sub-advisory fee on or before the fifth (5th) day of the relevant month in order for VanEck to validate the computation and generate an invoice that is sent back to the Sub-Adviser by the tenth (10th) day of the relevant month. Payment shall be made by wire transfer, ACH or other electronic means agreed to by the Parties.

SCHEDULE B

TO

MODEL SUB-ADVISORY AGREEMENT

OPERATIONAL PROCEDURES

1.	VanEck shall transmit the Model Portfolio to the Sub-Adviser in accordance with the provisions below.
2.	VanEck shall furnish to the Sub-Adviser the Model Portfolio on an agreed upon (a) frequency and (b) transmission method. VanEck shall use commercially reasonable efforts to transmit the Model Portfolio to the Sub-Adviser in the agreed model maintenance format. The Sub-Adviser shall receive this data no later than [9 a.m.] Eastern Time on the day following the effective date of the Model Portfolio in the agreed upon model maintenance format no less frequently than on a [weekly] basis. If VanEck anticipates challenges with meeting the aforementioned requirements, VanEck will notify the Sub-Adviser as soon as practicable. Unsecured email is not an appropriate means of transmitting the Model Portfolio unless explicitly directed by the Sub-Adviser.
3.	VanEck shall send to the Sub-Adviser the current Model Portfolio, dynamically weighted to adjust for market fluctuations that have occurred since the previous model submission. This will include the following:
•	Sedol (7 digit) - preferred security identifier
•	If Sedol is not provided, provide one of the following identifiers:
o	Ticker
o	Cusip
o	ISIN
•	Currency
•	Weights of securities included in the Model Portfolio
o	Rounded to the nearest basis point preferred

The delivery of the Model Portfolio in a manner materially inconsistent with the agreed upon procedure will constitute a material breach of this Agreement. These Operational Procedures may be amended as mutually agreed upon by the parties.